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                                                                       Exhibit 8



                  [WINSTON & STRAWN LETTERHEAD APPEARS HERE]


                                 June 30, 1997


Kearns-Tribune Corporation
400 Tribune Building
Salt Lake City, Utah 84111

Ladies and Gentlemen:

          We have acted as special tax counsel to Kearns-Tribune Corporation, a Utah corporation ("KTC"), in connection with the transactions contemplated by the Agreement and Plan of Merger among Tele-Communications, Inc., a Delaware corporation ("TCI"), TCI KT Merger Sub, Inc., a Utah corporation ("Merger Sub") and KTC dated as of April 18, 1997 (the "Agreement"), and the preparation of the section entitled "Certain Federal Income Tax Consequences" of the Proxy Statement/Prospectus dated July 2, 1997 (the "Proxy"). In accordance with the terms of the Agreement, Merger Sub will be merged into KTC, with KTC surviving, and shareholders of KTC will receive in exchange for their KTC common stock TCI Group Series A Common Stock ("TCI Series A Stock"). Capitalized terms not defined herein have the meanings assigned in the Agreement.

          In connection with the Merger, KTC also will enter into a Management Agreement with The Salt Lake Tribune Publishing Company, a Utah limited liability company ("SLT"), dated as of the Closing Date (the "Management Agreement") pursuant to which SLT will perform certain services for KTC after the Merger in return for annual compensation of 3% of KTC's annual net book income. Additionally, pursuant to an Option Agreement between KTC and SLT dated as of the Closing Date (the "Option Agreement"), SLT has the option after the fifth anniversary of the date of the Option Agreement and during the period the Management Agreement remains in effect to purchase assets of KTC relating to The Salt Lake Tribune at the fair market value of such assets (determined on the higher of a going concern or liquidation basis) as determined by a qualified appraisal.

          Pursuant to section 7.1(f) of the Agreement, you have asked for our opinion concerning (i) the federal income tax treatment of the Merger including the federal income tax consequences of KTC shareholders who solely receive the TCI Series A Stock in exchange for their KTC common stock and (ii) the accuracy of the statements in the Proxy under the section entitled "Certain Federal Income Tax Consequences." We understand that this
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Kearns-Tribune Corporation
June 30, 1997
Page 2

opinion will be included as an Exhibit to the Registration Statement for which the Proxy will constitute the prospectus.

           For the purposes of issuing this opinion, we have been provided with copies of the following documents (collectively, the "Relevant Documents"):

                 1.   the Agreement;

                 2.   the Management Agreement;

                 3.   the Option Agreement;

                 4. the Form of Opinion of Jones, Waldo, Holbrook & McDonough, counsel to KTC, attached hereto, which is to be delivered pursuant to section 7.2(e) of the Agreement; and

                 5. the Form of Opinion of Stephen M. Brett, Esq., TCI's general counsel, attached hereto, which is to be delivered pursuant to section 7.3(d) of the Agreement.

           Our opinion is based upon an examination of the Relevant Documents and such other documents and matters of law as we have considered necessary. Additionally, this opinion is based upon assumptions made herein and representations and statements concerning the transactions contemplated by the Agreement that are contained in letters to us, each dated as of this date, from KTC, TCI, and SLT (the "Representation Letters"). This opinion assumes that the parties to the Relevant Documents entered into agreements in conformity with the representations and statements in the Representation Letters and the Relevant Documents and that those representations and statements constitute a complete and accurate description of the Merger. We have relied on and assumed, without independent verification, that all the representations and statements in the Representation Letters and the Relevant Documents are true. Finally, we have assumed the genuineness of all documents submitted to us as originals, the conformity of all documents submitted to us as certified or photostatic copies of the original documents and the authenticity of such documents, and the capacity and authority of all signatories of such documents. We express no opinion as to the federal income tax consequences arising from a transaction to the extent that the terms of such transaction differ from the representations and statements in the Representation Letters and Relevant Documents.

           Our opinion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, current administrative rulings, judicial decisions, and
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Kearns-Tribune Corporation
June 30, 1997
Page 3

other applicable authorities, all as in effect on the date hereof. All of the foregoing authorities are subject to change or new interpretation, both prospectively and retroactively, and such changes or interpretation, as well as changes in the facts as they have been represented to us or assumed by us, could affect our opinion. Furthermore, our opinion does not foreclose the possibility of a contrary determination by the Internal Revenue Service (the "IRS") or by a court of competent jurisdiction, or of a contrary position by the IRS or Treasury Department in regulations or rulings issued in the future.

           Based upon, and subject to the foregoing, we are of the opinion that:

      (A) The Merger will be treated for federal income tax purposes as a reorganization within the meaning of Code section 368(a);

      (B) No shareholder of KTC will recognize gain or loss for federal income tax purposes to the extent such shareholder solely receives TCI Series A Stock in exchange for the shareholder's KTC common stock in the Merger; and

      (C) The section of the Proxy entitled "Certain Federal Income Tax Consequences" describes the material federal income tax consequences to KTC's shareholders from the Merger and fairly represents Winston & Strawn's opinion as to the federal income tax matters discussed therein.

           We express no other opinion with respect to the Merger. We reserve the right to withdraw this opinion on or prior to the Closing Date, and we will acknowledge whether the opinion has or has not been withdrawn by such time on a separate letter from us dated the Closing Date.

           This opinion is solely for your benefit and may not be relied upon by any other person in any manner whatsoever without our prior written consent. This opinion should not be quoted in whole or in part or otherwise referred to, or relied upon, nor be filed with, or furnished to, any other person or entity, without our prior written consent. Notwithstanding the foregoing, we hereby consent to the incorporation by reference of this opinion to the Registration Statement, the use of this opinion as an Exhibit to the Registration Statement and the use of our name in the Proxy under the section entitled "Certain Federal Income Tax Consequences." In giving this consent, we do not admit that we are included in the category of persons whose consent is required
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Kearns-Tribune Corporation
June 30, 1997
Page 4

under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.


                                           Very truly yours,


                                           Winston & Strawn